SCHEDULE A
List of Funds to Which the Agreement Applies
(July 18, 2023)

Investing Funds
Aristotle Portfolio Optimization Conservative Fund
Aristotle Portfolio Optimization Moderate Conservative Fund Aristotle Portfolio Optimization Moderate Fund
Aristotle Portfolio Optimization Growth Fund
Aristotle Portfolio Optimization Aggressive Growth Fund

Vanguard Funds Vanguard Index Funds
Vanguard Total Bond Market Index ETF Vanguard Value ETF
Vanguard Mid Cap Growth ETF Vanguard Mid Cap Value ETF Vanguard Small Cap Growth ETF Vanguard Small Cap Value ETF
Vanguard International Equity Index Funds Vanguard FTSE Emerging Markets ETF Vanguard FTSE All-World ex-US Small-Cap ETF

Vanguard Malvern Funds
Vanguard Short-Term Inflation-Protected Securities ETF
Vanguard Specialized Funds
Vanguard Real Estate ETF

Vanguard Whitehall Funds
Vanguard Emerging Markets Government Bond ETF Vanguard International High Dividend Yield ETF